EXHIBIT B

RESOLUTIONS OF THE BOARD OF TRUSTEES OF
NILSINE PARTNERS NP1X FUND

BE IT RESOLVED, that an application for an exemptive order from the Securities and Exchange Commission (the “SEC”) permitting Nilsine Partners NP1X Fund (the “Fund”) to offer multiple classes of shares of beneficial interest (“Shares”) and to impose asset-based distribution and/or service fees with respect to certain classes that would otherwise be prohibited by Sections 17(d), 18(a)(2), 18(c), and 18(i) of the Investment Company Act of 1940, as amended (the “1940 Act”) and Rules 23c-3 and 17d-1 under the 1940 Act (the “Multi-Class Exemptive Application”), be and hereby is, approved in all respects.

RESOLVED FURTHER, that the officers of the Fund are, and each of them acting singly hereby is, authorized to execute and file or cause to be filed in the name and on behalf of the Fund with the SEC the Multi-Class Exemptive Application, in substantially the form presented to the Board of Trustees with such changes as the officers of the Fund, with the advice of counsel, shall deem necessary or appropriate, and any and all amendments to the Multi-Class Exemptive Application in such form as the officer executing may approve, such approval to be conclusively evidenced by the execution and delivery thereof.